Exhibit 10.15

August 9, 2013

Mikah Pharma LLC

20 Kilmer Drive

Hillsborough, New Jersey, 08844

Attention: Nasrat Hakim, President

Dear Nasrat:

As our wholly-owned subsidiary, Elite Laboratories, Inc. acquired all rights to the only remaining relevant ANDA which is the subject of the June 1, 2011 Manufacturing and Supply Agreement (the “Agreement”) by and between Mikah Pharma LLC (“Mikah”) and Elite Pharmaceuticals, Inc. (the “Company”), Mikah and the Company have determined to terminate the Agreement.

Accordingly, the Agreement is hereby terminated. Notwithstanding the foregoing, the indemnification provisions set forth in Article 12 of the Agreement (the “Surviving Obligation”) survive such termination.

In addition, except for manufacturing lots in progress, amounts accrued and owing to Mikah as of the date of this letter in relation to the Agreement, and except as may arise under or in connection with this termination and the Surviving Obligation, the Company and Mikah (each, a “Party”) hereby release and forever discharge each Party and its predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates from any and all claims, causes of actions, suits, demands, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments whatsoever in law or in equity, whether known or unknown, including, but not limited to, any claim arising out of or relating to the transactions described in the Agreement (other than the Surviving Obligation) which any Party had, now has or which its heirs, executors, administrators, successors or assigns, or any of them, hereafter can, shall or may have, against the other Party or such Party's predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates, for or by reason of any cause, matter or thing whatsoever, whether arising prior to, on or after the date hereof, provided, however, that the Surviving Obligation shall continue in full force and effect as the legal, valid and binding obligation of each Party enforceable against each such Party in accordance with its terms.

If the foregoing comports with your understanding, please acknowledge your agreement and approval of the foregoing in the space provided below and send me an executed copy.

Sincerely,

s/ Carter Ward

Carter Ward, CFO

The foregoing is hereby acknowledged and approved as of August 9, 2013.

Mikah Pharma LLC

By: s/ Nasrat Hakim

Nasrat Hakim, President